  Exhibit 8.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES OF

JIAYIN GROUP INC.

Name	Place of incorporation/ establishment
Wholly owned subsidiaries
Jiayin Holdings Limited	BVI
Geerong (HK) Limited	Hong Kong
Jiayin Southeast Asia Holdings Limited	BVI
Shanghai Kunjia Technology Co., Ltd.	Shanghai
Geerong Yunke Information Technology Co. Ltd.	Shanghai
Geerong Yun (Shanghai) Enterprise Development Co., Ltd.	Shanghai
VIEs
Shanghai Jiayin Finance Technology Co., Ltd.	Shanghai
Shanghai Niwodai Internet Finance Information Services Co., Ltd.	Shanghai